Exhibit 1.1

COBIZ INC.

(a Colorado corporation)

2,956,750 Shares of Common Stock

(Par Value $.01 Per Share)

PURCHASE AGREEMENT

January 18, 2007

KEEFE, BRUYETTE & WOODS, INC.
RBC CAPITAL MARKETS CORPORATION
STIFEL, NICOLAUS & COMPANY, INCORPORATED
  as Representatives of the several Underwriters
c/o Keefe, Bruyette & Woods, Inc.
787 Seventh Avenue
4th Floor
New York, New York  10019

Ladies and Gentlemen:

CoBiz Inc., a Colorado corporation (the “Company”), and the selling shareholders listed in Schedule B hereto (the “Selling Shareholders”), confirm their respective agreements with Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”) and each of the other Underwriters named in Schedule A hereto (collectively, the “Underwriters”, which term shall also include any underwriter substituted as hereinafter provided in Section 10 hereof), for whom Keefe Bruyette, RBC Capital Markets Corporation and Stifel, Nicolaus & Company, Incorporated are acting as representatives (in such capacity, the “Representative(s)”), with respect to (i) the sale by the Company and the Selling Shareholders, acting severally and not jointly, and the purchase by the Underwriters, acting severally and not jointly, of the respective numbers of shares of Common Stock, par value $.01 per share, of the Company (“Common Stock”) set forth in Schedules A and B hereto, aggregating 2,956,750 shares of Common Stock, and (ii) the grant by the Selling Shareholders to the Underwriters, acting severally and not jointly, of the option described in Section 2(b) hereof to purchase all or any part of 443,512 additional shares of Common Stock to cover over-allotments, if any.  The aforesaid 2,956,750 shares of Common Stock (the “Initial Securities”) to be purchased by the Underwriters and all or any part of the 443,512 shares of Common Stock subject to the option described in Section 2(b) hereof (the “Option Securities”) are hereinafter called, collectively, the “Securities.”

The Company and the Selling Shareholders understand that the Underwriters propose to make a public offering of the Securities as soon as the Representative(s) deem(s) advisable after this Agreement has been executed and delivered.

The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (No. 333-139500), including the related preliminary prospectus or prospectus covering the registration of the Securities under the Securities Act of 1933, as amended (the “1933 Act”), which registration statement has been declared effective by the Commission in such form under the 1933 Act. Such registration statement, in the form in which it was declared effective, as amended through the date hereof, including the information deemed pursuant to Rule 430B under the rules and regulations of the Commission under the 1933 Act (the “1933 Act Regulations”) to be part of the registration statement at the time of its effectiveness (“Rule 430B Information”) and all documents incorporated or deemed to be incorporated by reference therein through the date hereof, is hereinafter referred to as the “Registration Statement.”  The Company proposes to file with the Commission pursuant to Rule 424(b) of the 1933 Act Regulations the Prospectus Supplement (as defined in Section 3(a) hereof) relating to the Securities and the prospectus dated January 5, 2007, and has previously advised you of all further information (financial and other) with respect to the Company set forth therein.  The term “Pre-Pricing Prospectus,” as used in this Agreement, means the preliminary prospectus supplement dated January 8, 2007 and filed with the Commission on January 8, 2007 pursuant to Rule 424(b) of the 1933 Act Regulations, as supplemented on January 17, 2007, together with the prospectus dated January 5, 2007 used with such preliminary prospectus supplement in connection with the marketing of the Securities, in each case as amended or supplemented by the Company.  For purposes of this Agreement, all references to the Registration Statement, any post-effective amendments thereto and the Prospectus shall be deemed to include, without limitation, any electronically transmitted copies thereof filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”).

Unless the context otherwise requires, all references in this Agreement to documents, financial statements and schedules and other information which is “contained,” “included,” “stated,” “described in” or “referred to” in the Registration Statement, the Pre-Pricing Prospectus or the Prospectus (or other references of like import) shall be deemed to mean and include all such documents, financial statements and schedules and other information which is or is deemed to be incorporated by reference in the Registration Statement, the Pre-Pricing Prospectus or the Prospectus, as the case may be; and all references in this Agreement to amendments or supplements to the Registration Statement, the Pre-Pricing Prospectus or the Prospectus shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), after the date of this Agreement which is or is deemed to be incorporated by reference in the Registration Statement, the Pre-Pricing Prospectus or the Prospectus, as the case may be.

SECTION 1.           Representations and Warranties and Agreements.

(a)           Representations and Warranties by the Company.  The Company represents and warrants to each Underwriter as of the date hereof, as of the Closing Time referred to in Section 2(c)

hereof, and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agrees with each Underwriter, as follows:

(i)  Pre-Pricing Prospectus.  No order preventing or suspending the use of the Pre-Pricing Prospectus or any other preliminary prospectus has been issued by the Commission, and the Pre-Pricing Prospectus and any other preliminary prospectus, at the time of filing thereof, complied in all material respects with the 1933 Act and the 1933 Act Regulations and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided however, that the representations and warranties in this subsection (i) shall not apply to statements in or omissions from the Pre-Pricing Prospectus or any other preliminary prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(ii)  Compliance with Registration Requirements.  (A) At the time of filing the Registration Statement and any post-effective amendments thereto, (B) at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Securities and (C) at the date hereof, the Company was not an “ineligible issuer” as defined in Rule 405 of the 1933 Act Regulations (“Rule 405”).  The Registration Statement initially became effective within three years of the date hereof.  If, immediately prior to the third anniversary of the initial effective date of the Registration Statement relating to the Securities, any of the Securities remain unsold by the Underwriters, the Company will prior to that third anniversary file, if it has not already done so, a new shelf registration statement relating to the Securities, in a form satisfactory to the Representatives, will use its best efforts to cause such registration statement to be declared effective within 180 days after that third anniversary, and will take all other action necessary or appropriate to permit the public offering and sale of the Securities to continue as contemplated in the expired registration statement relating to the Securities.  References herein to the Registration Statement relating to the Securities shall include such new shelf registration statement. The Company meets the requirements for use of Form S-3 under the 1933 Act.  Each of the Registration Statement and any post-effective amendments thereto has become effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement and any post-effective amendment thereto has been issued and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission, and any request on the part of the Commission for additional information has been complied with.

At the respective times the Registration Statement and any post-effective amendments thereto became effective and at the Closing Time (and, if any Option Securities are purchased, at the applicable Date of Delivery), the Registration Statement and any amendments and supplements thereto complied and will comply in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Neither the Prospectus nor any amendments or supplements thereto, at the time the Prospectus or any such amendment or supplement is issued and at the Closing Time (and, if any Option Securities are purchased, at the applicable Date of Delivery), included or will include an untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Each of the Prospectus and any amendments or supplements thereto as of its applicable filing date will comply when so filed in all material respects with the 1933 Act and the 1933 Act Regulations and each Prospectus and any amendments or supplements thereto delivered to the Underwriters for use in connection with this offering will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

As of the Applicable Time, neither (x) the Issuer-Represented General Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time (as defined below) and the Statutory Prospectus (as defined below) and the information included on Schedule D hereto, all considered together (collectively, the “General Disclosure Package”), nor (y) any individual Issuer-Represented Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 5:00 p.m. (Eastern time) on the date of this Agreement or such other time as agreed by the Company and the Representatives.

“Statutory Prospectus” as of any time means the Pre-Pricing Prospectus in the form most recently filed with the Commission pursuant to Rule 424(b) prior to that time, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof.

“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), relating to the Securities that (i) is required to be filed with the Commission by the Company or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Securities or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Issuer-Represented General Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in Schedule C hereto.

“Issuer-Represented Limited Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Free Writing Prospectus.

Each Issuer-Represented Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Securities, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, including any document incorporated by reference therein and any preliminary or other prospectus deemed to be a part thereof that has not been superseded or modified, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement, any preliminary prospectus, the Prospectus or any Issuer-Represented Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives expressly for use therein.

(iii)  Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, when they became effective or at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv)  Independent Accountants.  Deloitte & Touche LLP, the accounting firm that certified the financial statements and supporting schedules of the Company included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm as required by the 1933 Act and the 1933 Act Regulations. With respect to the Company, Deloitte & Touche LLP is not and has not been in violation of the auditor independence requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and the related rules and regulations of the Commission.

(v)  Financial Statements.  The financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus, together with the related schedules and notes, present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved.  The supporting schedules, if any, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in accordance with GAAP the information required to be stated therein.  The selected financial data and the summary financial information included in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement and the books and records of the Company.  No other financial statements or schedules are required to be included in the Registration Statement.  To the extent applicable, all disclosures contained in the Registration Statement, the General Disclosure Package or the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the 1934 Act, the 1934 Act Regulations and Item 10 of Regulation S-K under the 1933 Act, as applicable.

(vi)  No Material Adverse Change in Business.  Since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a “Material Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its Subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its Subsidiaries considered as one enterprise, and (C)  except for regular quarterly dividends on the Common Stock there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.

(vii)  Good Standing of the Company.  The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Colorado and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Pre-Pricing Prospectus and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.

(viii)  Good Standing of Subsidiaries.  Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) and Green Manning & Bunch, Ltd., CoBiz Insurance, Inc. and Alexander Capital Management Group, LLC (each a “Subsidiary” and, collectively, the “Subsidiaries”) has been duly organized and is validly existing as a corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or formation, has corporate or other power and authority to own, lease and operate its properties and to conduct its business as described in the General Disclosure Package and the Pre-Pricing Prospectus and is duly qualified as a foreign corporation or other entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Effect.  Except as otherwise disclosed in the Registration Statement, all of the issued and outstanding capital stock or other ownership interests of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and, with respect to those owned by the Company, directly or through subsidiaries, is owned free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock or other ownership interests of any Subsidiary was issued in violation of the preemptive or similar rights of any securityholder of such Subsidiary.  The only subsidiaries of the Company are the subsidiaries listed on Schedule F hereto.

(ix)  Compliance with Applicable Laws.  Except as disclosed in the General Disclosure Package, Pre-Pricing Prospectus and Prospectus, the Company and its Subsidiaries conduct their respective businesses in compliance in all material respects with all federal, state, local and foreign statutes, laws, rules, regulations, decisions, directives and orders applicable to them (including, without limitation, all applicable regulations and orders of, or agreements with, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Comptroller of the Currency (the “OCC”), and the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, all other applicable fair lending laws or other laws relating to discrimination, the Bank Secrecy Act, Title III of the USA Patriot Act, the Currency and Foreign Transaction Reporting Act of 1970, as amended, and the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency).  Neither the Company nor its Subsidiaries has received any written communication from any governmental entity asserting that the Company or any Subsidiary is not in compliance in any material respect with any statute, law, rule, regulation, decision, directive or order.

(x)  Regulatory Agreements.  Neither the Company nor any of its Subsidiaries is a party to or subject to any order, decree, agreement, memorandum or understanding or similar agreement with, or a commitment letter, supervisory letter or similar submission to, any governmental entity charged with the supervision or regulation of depository institutions or engaged in the insurance of deposits (including the OCC) or the supervision or regulation of it or any of its Subsidiaries, except as would not, singly or in the aggregate, result in a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has been advised by any such governmental entity that such governmental entity is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter, supervisory letter or similar submission, except as would not, singly or in the aggregate, result in a Material Adverse Effect.

(xi)  Capitalization.  The authorized, issued and outstanding capital stock of the Company is as set forth in the General Disclosure Package and the Pre-Pricing Prospectus in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus or pursuant to the exercise of convertible securities or options referred to in the Prospectus). The shares of issued and outstanding capital stock, including the Securities to be purchased by the Underwriters from the Selling Shareholders, have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock, including the Securities to be purchased by the Underwriters from the Selling Shareholders, was issued in violation of the preemptive or other similar rights of any securityholder of the Company.

(xii)  Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(xiii)  Authorization and Description of Securities.  The Securities to be purchased by the Underwriters from the Company have been duly authorized for issuance and sale to the Underwriters pursuant to this Agreement and, when issued and delivered by the Company pursuant to this Agreement against payment of the consideration set forth herein, will be validly issued and fully paid and non-assessable; the Common Stock conforms to all statements relating thereto contained in the Prospectus and such description conforms to the rights set forth in the instruments defining the same; no holder of the Common Stock will be subject to personal liability for the debts of the Company by reason of being such a holder; and the issuance of the Common Stock to be purchased by the Underwriters from the Company is not subject to the preemptive or other similar rights of any securityholder of the Company.

(xiv)  Absence of Defaults and Conflicts.  Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any Subsidiary is subject (collectively, “Agreements and Instruments”) except for such defaults that would not, singly or in the aggregate, result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and in the Registration Statement (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Pre-Pricing Prospectus under the caption “Use of Proceeds”) and compliance by the Company with its obligations hereunder have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any Subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches or defaults or liens, charges or encumbrances that would not, singly or in the aggregate, result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any Subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any Subsidiary or any of their assets, properties or operations.  As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any Subsidiary.

(xv)  Absence of Labor Dispute.  No labor dispute with the employees of the Company or any Subsidiary exists or, to the knowledge of the Company, is imminent, and the Company is not aware of any existing or imminent labor disturbance by the employees of any of its or any Subsidiary’s principal suppliers, manufacturers, customers or contractors, which, in either case, may reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect.

(xvi)  Absence of Proceedings.  There is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any Subsidiary, which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which might reasonably be expected to result in a Material Adverse Effect, or which might reasonably be expected to materially and adversely affect the properties or assets thereof or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder; the aggregate of all pending legal or governmental proceedings to which the Company or any Subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, could not reasonably be expected to result, singly or in the aggregate, in a Material Adverse Effect.

(xvii)  Accuracy of Exhibits.  There are no contracts or documents which are required to be described in the Registration Statement, or the General Disclosure Package, the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(xviii)  Possession of Intellectual Property.  The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures and excluding generally commercially available “off the shelf” software programs licensed pursuant to shrink wrap or “click and accept” licenses), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

(xix)  Absence of Further Requirements.  No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Securities hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or such as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws.

(xx)  Possession of Licenses and Permits.  The Company and its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure to possess such a Governmental License would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect; and neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has failed to file with applicable regulatory authorities any statement, report, information or form required by any applicable law, regulation or order, except where the failure to be so in compliance would not, singly or in the aggregate, have a Material Adverse Effect; all such filings were in material compliance with applicable laws when filed and no material deficiencies have been asserted by any regulatory commission, agency or authority with respect to any such filings or submissions.

(xxi)  Title to Property.  The Company and its Subsidiaries do not own any real property and have good title to all other properties owned by them, free and clear of all pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the General Disclosure Package and the Pre-Pricing Prospectus or (b) do not, singly or in the aggregate, materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries; and all of the leases and subleases material to the business of the Company and its Subsidiaries, considered as one enterprise, and under which the Company or any of its Subsidiaries holds properties described in the General Disclosure Package and the Pre-Pricing Prospectus, are in full force and effect, and neither the Company nor any Subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.

(xxii)  Investment Company Act.  The Company is not, and upon the issuance and sale of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the General Disclosure Package and the Pre-Pricing Prospectus will not be, an “investment company” or an entity “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(xxiii)  Environmental Laws.  Except as described in the Registration Statement and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries and (D) to the knowledge of the Company, there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(xxiv)  Taxes.  The Company and each of the Subsidiaries has (a) (i) timely filed all material foreign, United States federal, state and local tax returns, information returns, and similar reports that are required to be filed (taking into account valid extensions) and (ii) all such tax returns are true, correct and complete in all material respects, (b) paid in full all taxes required to be paid by it and any other assessment, fine or penalty levied against it, except for any such tax, assessment, fine or penalty that is currently being contested in good faith or as would not have, singly or in the aggregate, a Material Adverse Effect, and (c) established on the most recent balance sheet reserves that are adequate for the payment of all taxes not yet due and payable as of the date thereof.

(xxv)  Insurance.  The Company and its Subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as the Company reasonably believes are adequate for the conduct of the business of the Company and its Subsidiaries and the value of their properties and as are customary in the business in which the Company and its Subsidiaries are engaged; neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and the Company has no reason to believe that they will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(xxvi)  Deposit Insurance.  The deposit accounts of the bank subsidiary of the Company are insured by the FDIC to the legal maximum, such subsidiary has paid all premiums and assessments required by the FDIC and the regulations thereunder and no proceeding for the termination or revocation of such insurance is pending or, to the knowledge of the Company, threatened.

(xxvii)  Statistical and Market Data.  The statistical and market related data contained in the Pre-Pricing Prospectus and Registration Statement are based on or derived from sources which the Company believes are reliable and accurate.

(xxviii)  Relationship.  No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer, shareholder, customer or supplier of the Company or any of its Subsidiaries, on the other, that is required by the 1933 Act or by the 1933 Act Regulations to be described in the Registration Statement and/or the Prospectus and that is not so described.

(xxix)  Internal Control Over Financial Reporting.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established and maintains “internal control over financial reporting” (as such term is defined in Rule 13a-15(f) and 15d-15(f) under the 1934 Act) that (i) is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (ii) has been evaluated by the management of the Company (including the Company’s Chief Executive Officer and Chief Financial Officer) for effectiveness as of the end of the Company’s most recent fiscal year.  Except as described in the Registration Statement, General Disclosure Package and Pre-Pricing Prospectus, since the end of the Company’s most recent audited fiscal year, there has been (I) no material weakness or significant deficiency in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(xxx)  Disclosure Controls and Procedures.  The Company and its Subsidiaries employ disclosure controls and procedures (as such term is defined in Rule 13a-15 under the 1934 Act), which (A) are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms and that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within the Company and its Subsidiaries to allow timely decisions regarding disclosure, and (B) are effective to perform the functions for which they were established.

(xxxi)  Compliance with the Sarbanes-Oxley Act.  There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act, including Section 402 related to loans and Sections 302 and 906 related to certifications.

(xxxii)  Pending Procedures and Examinations.  The Registration Statement is not the subject of a pending proceeding or examination under Section 8(d) or 8(e) of the 1933 Act, and the Company is not the subject of a pending proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.

(xxxiii)  Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (A) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (D) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xxxiv)  No Registration Rights.  No person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the 1933 Act by reason of the filing of the Registration Statement with the Commission or the issuance and sale of the Securities to be sold by the Company hereunder.

(xxxv)  No Stabilization or Manipulation.  Neither the Company nor any of its Subsidiaries, nor any affiliates of the Company or its Subsidiaries, has taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(xxxvi)  No Unauthorized Use of Prospectus.  The Company has not distributed and, prior to the later to occur of (i) the Closing Time and (ii) completion of the distribution of the Securities, will not distribute any prospectus (as such term is defined in the 1933 Act and the 1933 Act Regulations) in connection with the offering and sale of the Securities other than the Registration Statement, the Pre-Pricing Prospectus, any Issuer-Represented Free Writing Prospectus, any other preliminary prospectus, the Prospectus or other materials, if any, permitted by the 1933 Act or by the 1933 Act Regulations and approved by the Representatives.

(xxxvii)  Forward-Looking Statements.  No forward-looking statement (within the meaning of Section 27A of the 1933 Act and Section 21E of the 1934 Act) contained in the Registration Statement and the Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

(xxxviii)  Lock-up Agreements.  Each of the Company’s executive officers and directors and 5% or greater shareholders and certain other shareholders, in each case as listed on Schedule E hereto, has executed and delivered a lock-up agreement as contemplated by Section 5(i) hereof.

(xxxix)  Fees.  Other than as contemplated by this Agreement, there is no broker, finder or other party that is entitled to receive from the Company or any Subsidiary any brokerage or finder’s fee or any other fee, commission or payment as a result of the transactions contemplated by this Agreement.

(xl)  ERISA.  The Company and each of its Subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “employee benefit plan” (as defined in ERISA) for which the Company or any of the Subsidiaries or ERISA Affiliates would have any liability; the Company and each of the Subsidiaries or their ERISA Affiliates have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the United States Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (collectively the “Code”); and each “employee benefit plan” for which the Company and each of its Subsidiaries or any of their ERISA Affiliates would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing as occurred, whether by action or by failure to act, which would cause the loss of such qualification.  “ERISA Affiliate” means, with respect to the Company or a Subsidiary, any member of any group of organizations described in Sections 414(b), (c), (m) or (o) of the Code or Section 400(b) of ERISA of which the Company or such Subsidiary is a member.

(xli)  Bank Holding Company Act.  The Company is a financial holding company registered under the Bank Holding Company Act of 1956, as amended; and the

Company’s banking Subsidiary holds the requisite authority from its banking regulatory authority to do business as a national banking association under the laws of the United States.

(b)           Representations and Warranties by the Selling Shareholders.  Each Selling Shareholder severally represents and warrants to each Underwriter, as of the date hereof, as of the Closing Time, and, if the Selling Shareholder is selling Option Securities on a Date of Delivery, as of each such Date of Delivery, and agrees with each Underwriter, as follows:

(i)  Disclosure.  Each Selling Shareholder is not prompted to sell the Securities to be sold by such Selling Shareholder hereunder by any information concerning the Company or any Subsidiary of the Company which is not set forth in the General Disclosure Package or the Pre-Pricing Prospectus.

(ii)  Authorization of Agreements.  Each Selling Shareholder has the full right, power and authority to enter into this Agreement and a power of attorney and custody agreement (the “Power of Attorney and Custody Agreement”) and to sell, transfer and deliver the Securities to be sold by such Selling Shareholder hereunder.  The execution and delivery of this Agreement and the Power of Attorney and Custody Agreement and the sale and delivery of the Securities to be sold by such Selling Shareholder and the consummation of the transactions contemplated herein and compliance by such Selling Shareholder with his or its obligations hereunder have been duly authorized by such Selling Shareholder and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default under, or result in the creation or imposition of any tax, lien, charge or encumbrance upon the Securities to be sold by such Selling Shareholder or any property or assets of such Selling Shareholder pursuant to any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, license, lease or other agreement or instrument to which such Selling Shareholder is a party or by which such Selling Shareholder may be bound, or to which any of the property or assets of such Selling Shareholder is subject, nor will such action result in any violation of the provisions of the charter or by laws or other organizational instrument of such Selling Shareholder, if applicable, or any applicable treaty, law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over such Selling Shareholder or any of his or its properties.

(iii)  Good and Valid Title.  Such Selling Shareholder has and at the Closing Time and, if any Option Securities are purchased, on the applicable Date of Delivery, will have good and valid title to the Securities to be sold by such Selling Shareholder hereunder, free and clear of any security interest, mortgage, pledge, lien, charge, claim, equity or encumbrance of any kind, other than pursuant to this Agreement.

(iv)  Due Execution of Power of Attorney and Custody Agreement.  Such Selling Shareholder has duly executed and delivered, in the form heretofore furnished to the Representative(s), the Power of Attorney and Custody Agreement appointing Steven Bangert, Richard J. Dalton and Lyne Andrich, or any of them, as such Selling Shareholder’s attorney(s)-

in-fact (the “Attorney(s)-in-Fact”), with authority to execute and deliver this Agreement on behalf of such Selling Shareholder, and appointing Computershare Trust Company, N.A., as custodian (the “Custodian”); certificates in negotiable form, endorsed in blank or accompanied by blank stock powers duly executed, with signatures appropriately guaranteed, representing the Securities to be sold by such Selling Shareholder hereunder have been deposited with the Custodian pursuant to the Power of Attorney and Custody Agreement for the purpose of delivery pursuant to this Agreement; and each Attorney-in-Fact is authorized to execute and deliver this Agreement and the certificate referred to in Section 5(f) or that may be required pursuant to Sections 5(m) and 5(n) on behalf of such Selling Shareholder, to sell, assign and transfer to the Underwriters the Securities to be sold by such Selling Shareholder hereunder, to determine the purchase price to be paid by the Underwriters to such Selling Shareholder, as provided in Section 2(a) hereof, to authorize the delivery of the Securities to be sold by such Selling Shareholder hereunder, to accept payment therefor, and otherwise to act on behalf of such Selling Shareholder in connection with this Agreement.

(v)  Absence of Manipulation.  Such Selling Shareholder has not taken, and will not take, directly or indirectly, any action which is designed to or which has constituted or which might reasonably be expected to constitute the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.

(vi)  Absence of Further Requirements.  No filing with, or consent, approval, authorization, order, registration, qualification or decree of, any court or governmental authority or agency, domestic or foreign, is necessary or required for the performance by such Selling Shareholder of its obligations hereunder or in the Power of Attorney and Custody Agreement, or in connection with the sale and delivery of the Securities to be sold by such Selling Shareholder hereunder or the consummation of the transactions contemplated by this Agreement, except such as may have previously been made or obtained or as may be required under the 1933 Act or the 1933 Act Regulations or state securities laws.

(vii)  Deliveries of Securities.  Upon payment of the purchase price for the Securities to be sold by such Selling Shareholder pursuant to this Agreement, delivery of such Securities, as directed by the Underwriters, to Cede & Co. (“Cede”) or such other nominee as may be designated by The Depository Trust Company (“DTC”), registration of such Securities in the name of Cede or such other nominee, and the crediting of such Securities on the books of DTC to securities accounts of the Underwriters (assuming that neither DTC nor any such Underwriter has notice of any “adverse claim,” within the meaning of Section 8-105 of the UCC, to such Securities), (A) DTC shall be a “protected purchaser,” within the meaning of Section 8-303 of the UCC, of such Securities and will acquire its interest in such Securities (including, without limitation, all rights that such Selling Shareholder had or has the power to transfer in such Securities) free and clear of any adverse claim within the meaning of Section 8-102 of the UCC, (B) under Section 8-501 of the UCC, the Underwriters will acquire a valid security entitlement in respect of such Securities and (C) no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on any “adverse claim,” within the meaning of Section 8-102 of the UCC, to such Securities may be asserted against the Underwriters with respect to such security entitlement; for purposes of this representation, such Selling Shareholder may assume that when such payment, delivery and crediting occur, (x) such Securities will have been registered in the name of Cede or another nominee designated by DTC, in each case on the Company’s share registry in accordance with its certificate of incorporation, bylaws and applicable law, (y) DTC will be registered as a “clearing corporation,” within the meaning of Section 8-102 of the UCC and (z) appropriate entries to the accounts of the several Underwriters on the records of DTC will have been made pursuant to the UCC.

(viii)  No Association with NASD.  Except as previously disclosed in writing to Sherman & Howard LLC, counsel for the Company, and Sullivan & Cromwell LLP, counsel for the Underwriters, neither such Selling Shareholder nor any of his or its affiliates directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is a person associated with (within the meaning of Article I, Paragraph (cc) of the By-laws of the National Association of Securities Dealers, Inc.), any member firm of the National Association of Securities Dealers, Inc.

(ix)  Selling Shareholder Free Writing Prospectuses.  Each Selling Shareholder represents and agrees that, without the prior consent of Keefe Bruyette, he or it has not made and will not make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 (any such “free writing prospectus” of any Selling Shareholder, a “Selling Shareholder Free Writing Prospectus”), and he or it has not used, referred to, or distributed, and will not use, refer to or distribute, any such Selling Shareholder Free Writing Prospectus.   Any Selling Shareholder Free Writing Prospectus consented to by Keefe Bruyette is hereinafter referred to as a Selling Shareholder Permitted Free Writing Prospectus.  Each Selling Shareholder represents and agrees that he or it has complied and will comply with the requirements of Rule 433 applicable to any Selling Shareholder Permitted Free Writing Prospectus of such Selling Shareholder, including timely filing with the Commission where required, legending and record keeping.

(c)           Officer’s Certificates.  Any certificate signed by any officer of the Company or any of its Subsidiaries delivered to the Representative(s) or to counsel for the Underwriters shall be deemed a representation and warranty by the Company to each Underwriter as to the matters covered thereby; and any certificate signed by or on behalf of each of the Selling Shareholders as such and delivered to the Representative(s) or to counsel for the Underwriters pursuant to the terms of this Agreement shall be deemed a several representation and warranty by such Selling Shareholder to the Underwriters as to the matters covered thereby.

SECTION 2.           Sale and Delivery to Underwriters; Closing.

(a)           Initial Securities.  On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company and each Selling Shareholder, severally and not jointly, agree to sell to each Underwriter, severally and not jointly, and each Underwriter, severally and not jointly, agrees to purchase from the Company and each Selling

Shareholder, at the price per share set forth in Schedule D, that proportion of the number of Initial Securities set forth in Schedule B opposite the name of the Company or such Selling Shareholder, as the case may be, which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter, plus any additional number of Initial Securities which such Underwriter may become obligated to purchase pursuant to the provisions of Section 10 hereof, bears to the total number of Initial Securities, subject, in each case, to such adjustments among the Underwriters as the Representative(s) in their sole discretion shall make to eliminate any sales or purchases of fractional shares.

(b)           Option Securities.  In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Selling Shareholders, acting severally and not jointly, hereby grant an option to the Underwriters, severally and not jointly, to purchase up to an additional 443,512 shares of Common Stock, as set forth in Schedule B, at the price per share set forth in Schedule D, less an amount per share equal to any dividends or distributions declared by the Company and payable on the Initial Securities but not payable on the Option Securities.  The option hereby granted will expire 30 days after the date hereof and may be exercised in whole or in part from time to time only for the purpose of covering over-allotments which may be made in connection with the offering and distribution of the Initial Securities upon notice by the Representative(s) to the Company and the Selling Shareholderssetting forth the number of Option Securities as to which the several Underwriters are then exercising the option and the time and date of payment and delivery for such Option Securities.  Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Representative(s), but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined.  If the option is exercised as to all or any portion of the Option Securities, each of the Underwriters, acting severally and not jointly, will purchase that proportion of the total number of Option Securities then being purchased which the number of Initial Securities set forth in Schedule A opposite the name of such Underwriter bears to the total number of Initial Securities, subject in each case to such adjustments as the Representative(s) in their discretion shall make to eliminate any sales or purchases of fractional shares, and each of the Selling Shareholders, acting severally and not jointly, will sell that proportion of the total number of Option Securities then being sold which the number of Initial Securities set forth in Section B opposite the name of such Selling Shareholder bears to the total number of Initial Securities to be sold by the Selling Shareholders.

(c)           Payment.  Delivery of the documents by or on behalf of the parties hereto pursuant to Section 5 hereof, including the cross receipt for the Initial Securities and any additional documents requested by the Underwriters pursuant to Section 5(o) hereof, shall be made at the offices of Sullivan & Cromwell LLP located at 1888 Century Park East, Suite 2100, Los Angeles, CA 90067, or at such other place as shall be agreed upon by the Representative(s) and the Company and the Selling Shareholders, at 9:00 A.M. (Eastern time) on the third (fourth, if the pricing occurs after 4:30 P.M. (Eastern time) on any given day) business day after the date hereof (unless postponed in accordance with the provisions of Section 10), or such other time not later than ten business days after such date as shall be agreed upon by the Representative(s) and the Company and the Selling Shareholders (such time and date of payment and delivery being herein called “Closing Time”).

In addition, in the event that any or all of the Option Securities are purchased by the Underwriters, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Representative(s) and the Company and the Selling Shareholders, on each Date of Delivery as specified in the notice from the Representative(s) to the Company and the Selling Shareholders.

Payment shall be made to the Company and the Selling Shareholders by wire transfer of immediately available funds to bank account(s) designated by the Company and the Custodian pursuant to each Selling Shareholder’s Power of Attorney and Custody Agreement, as the case may be, against delivery to the Representative(s) for the respective accounts of the Underwriters of certificates for the Securities to be purchased by them.  It is understood that each Underwriter has authorized the Representative(s), for its account, to accept delivery of, receipt for, and make payment of the purchase price for, the Initial Securities and the Option Securities, if any, which it has agreed to purchase.  Keefe Bruyette, individually and not as representative of the Underwriters, may (but shall not be obligated to) make payment of the purchase price for the Initial Securities or the Option Securities, if any, to be purchased by any Underwriter whose funds have not been received by the Closing Time or the relevant Date of Delivery, as the case may be, but such payment shall not relieve such Underwriter from its obligations hereunder.

(d)           Denominations; Registration.  Certificates for the Initial Securities and the Option Securities, if any, shall be in such denominations and registered in such names as the Representative(s) may request in writing at least one full business day before the Closing Time or the relevant Date of Delivery, as the case may be.  The certificates for the Initial Securities and the Option Securities, if any, will be made available for examination and packaging by the Representative(s) in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time or the relevant Date of Delivery, as the case may be.

SECTION 3.           Covenants of the Company.  The Company covenants with each Underwriter as follows:

(a)           Compliance with Securities Regulations and Commission Requests.  The Company, subject to Section 3(b), will comply with the requirements of Rule 430B or Rule 433, as applicable, and will notify the Representative(s) immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement shall become effective, or any supplement to the Prospectus or any amended Prospectus shall have been filed, (ii) of the receipt of any comments from the Commission, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of the suspension of the qualification of the Securities for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Company becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Securities.  The Company will promptly effect the filings necessary pursuant to Rule 424(b) in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) and will prepare a prospectus supplement, dated the date hereof (the “Prospectus Supplement”), immediately following the execution of this Agreement, containing the terms of the Securities, the plan of distribution thereof and such other information as may be required by the 1933 Act or the 1933 Act Regulations or as the Representatives and the Company deem appropriate, and will file or transmit with the Commission in accordance with Rule 424(b) copies of the prospectus, including such Prospectus Supplement (the “Prospectus”).  The Company will take such steps as it deems necessary to ascertain promptly whether the form of prospectus transmitted for filing under Rule 424(b) was received for filing by the Commission and, in the event that it was not, it will promptly file such prospectus.  The Company will make every reasonable effort to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible moment.

(b)           Filing of Amendments.  The Company will give the Representative(s) notice of its intention to file or prepare any amendment to the Registration Statement, any Issuer-Represented Free Writing Prospectus or any amendment, supplement or revision to either any preliminary prospectus (including the prospectus included in the Registration Statement at the time it became effective) or to the Prospectus, whether pursuant to the 1933 Act, the 1934 Act or otherwise, will furnish the Representative(s) with copies of any such documents a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such document to which the Representative(s) or counsel for the Underwriters shall object.

(c)           Delivery of Registration Statements.  The Company has furnished or will deliver to the Representative(s) and counsel for the Underwriters, without charge, signed copies of the Registration Statement as originally filed and of each amendment thereto (including exhibits filed therewith or incorporated by reference therein and documents incorporated or deemed to be incorporated by reference therein) and signed copies of all consents and certificates of experts, and will also deliver to the Representative(s), without charge, a conformed copy of the Registration Statement as originally filed and of each amendment thereto (without exhibits) for each of the Underwriters.  The copies of the Registration Statement and each amendment thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(d)           Delivery of Prospectuses.  The Company has delivered to each Underwriter, without charge, as many copies of the Pre-Pricing Prospectus as such Underwriter reasonably requested, and the Company hereby consents to the use of such copies for purposes permitted by the 1933 Act.  The Company will furnish to each Underwriter, without charge, during the period when the Prospectus is required to be delivered under the 1933 Act or the 1934 Act, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.  The Prospectus and any amendments or supplements thereto furnished to the Underwriters will be identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

(e)           Continued Compliance with Securities Laws.  The Company will comply with the 1933 Act and the 1933 Act Regulations and the 1934 Act and the 1934 Act Regulations so as to permit the completion of the distribution of the Securities as contemplated in this Agreement and in the Prospectus.  If at any time when a prospectus is required by the 1933 Act to be delivered in connection with sales of the Securities, any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Company, to amend the Registration Statement or amend or supplement the Prospectus in order that the Prospectus will not include any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it shall be necessary, in the opinion of such counsel, at any such time to amend the Registration Statement or amend or supplement the Prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations, the Company will promptly prepare and file with the Commission, subject to Section 3(b), such amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement or the Prospectus comply with such requirements, and the Company will furnish to the Underwriters such number of copies of such amendment or supplement as the Underwriters may reasonably request.  If at any time following issuance of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, the Company will promptly notify the Representative and will promptly amend or supplement, at its own expense, such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f)            Blue Sky Qualifications.  The Company will use its best efforts, in cooperation with the Underwriters, to qualify the Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Representative(s) may designate and to maintain such qualifications in effect for a period of not less than one year from the later of the effective date of the Registration Statement; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.  In each jurisdiction in which the Securities have been so qualified, the Company will file such statements and reports as may be required by the laws of such jurisdiction to continue such qualification in effect for a period of not less than one year from the effective date of the Registration Statement.  The Company will also supply the Underwriters with such information as is necessary for the determination of the legality of the Securities for investment under the laws of such jurisdiction as the Underwriters may request.

(g)           Rule 158.  The Company will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earnings statement for the purposes of, and to provide the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(h)           Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Prospectus under “Use of Proceeds”.

(i)            Listing.  The Company will use its best efforts to obtain, effect and maintain the quotation of the Securities on the Nasdaq Global Select Market and will file with the Nasdaq Global Select Market all documents and notices required by the Nasdaq Global Select Market.

(j)            Restriction on Sale of Securities.  During a period of 90 days from the date of the Prospectus, the Company will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The foregoing sentence shall not apply to (A) the Securities to be sold hereunder, (B) any shares of Common Stock issued by the Company upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and referred to in the Prospectus, (C) any shares of Common Stock issued or options to purchase Common Stock granted pursuant to existing employee benefit plans of the Company referred to in the Prospectus provided that such options shall not be vested and exercisable within the 90 day period referred to above, (D) any shares of Common Stock issued pursuant to any non-employee director stock plan or dividend reinvestment plan or (E) any shares of Common Stock issuable in accordance with the terms and conditions of the Amendment dated December 31, 2004 to the Agreement and Plan of Merger dated as of April 14, 2003 by and among the Company, Financial Designs Ltd., CoBiz Connect, Inc. and the Shareholders party thereto.

(k)           Reporting Requirements.  The Company, during the period when a prospectus is required to be delivered under the 1933 Act or the 1934 Act, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

(l)            Issuer Free Writing Prospectus.  The Company represents and agrees that, unless it obtains the prior consent of the Representative(s), it has not made and will not make any offer relating to the Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Representative(s) is hereinafter referred to as an “Issuer Permitted Free Writing Prospectus” and, collectively with any Selling Shareholder Permitted Free Writing Prospectuses, the “Permitted Free Writing Prospectuses.”  The Company represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free

Writing Prospectus, including timely filing with the Commission where required, legending and record keeping.

SECTION 4.           Payment of Expenses.

(a)           Expenses.  Subject with respect to the allocation of expenses as between the Company and the Selling Shareholders pursuant to Section 4(d) hereof, the Company and the Selling Shareholders will pay or cause to be paid all expenses incident to the performance of their obligations under this Agreement, including (i) the preparation, printing and filing of the Registration Statement (including financial statements and exhibits) as originally filed and of each amendment thereto, (ii) the preparation, printing and delivery to the Underwriters of this Agreement and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Underwriters, including any stock or other transfer taxes and any stamp or other duties payable upon the sale, issuance or delivery of the Securities to the Underwriters, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities under securities laws in accordance with the provisions of Section 3(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Underwriters of copies of each preliminary prospectus, any Permitted Free Writing Prospectus and the Prospectus and any amendments or supplements thereto (including any costs associated with the electronic delivery of any of the foregoing by the Underwriters to investors), (vii) the preparation, printing and delivery to the Underwriters of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of any transfer agent or registrar for the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show; provided however, that the Underwriters will pay or cause to be paid one-half of the cost of any aircraft chartered in connection with the road show, and (x) the filing fees incident to the review by the National Association of Securities Dealers, Inc. (the “NASD”) of the terms of the sale of the Securities and (xi) the fees and expenses incurred in connection with the listing of the Securities on the Nasdaq Global Select Market.

(b)           Expenses of the Selling Shareholders.  The Selling Shareholders, jointly and severally, will pay all out-of-pocket expenses to the extent incident to the performance of their respective obligations under, and the consummation of the transactions contemplated by this Agreement, including (i) the fees and expenses of the Custodian or any Attorney-in-Fact and expenses associated with communications with and collection of documents from the Selling Shareholders, (ii) any stamp duties, capital duties and stock transfer taxes, if any, payable upon the sale of the Selling Shareholders’ Securities to the Underwriters, and (iii) the fees and disbursements of their respective counsel, accountants and other advisors.

(c)           Termination of Agreement.  If this Agreement is terminated by the Representative(s) in accordance with the provisions of Section 5, Section 9(a)(i) or Section 11 hereof, the Company shall reimburse the Underwriters for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Underwriters; provided however, that if this Agreement is terminated solely as a result of the breach of any representation, warranty or covenant of one or more of the Selling Shareholders, such breaching Selling Shareholder or Shareholders shall promptly reimburse the Company for any and all out-of-pocket expenses paid by the Company to the Underwriters pursuant to this Section 4(c).

(d)           Allocation of Expenses.  The provisions of this Section 4 shall not affect any agreement that the Company and the Selling Shareholders may make for the sharing of such costs and expenses.

SECTION 5.           Conditions of Underwriters’ Obligations.  The obligations of the several Underwriters hereunder are subject to the accuracy of the representations and warranties of the Company and the Selling Shareholders contained in Section 1 hereof or in certificates of any officer of the Company or any Subsidiary of the Company or on behalf of any Selling Shareholder delivered pursuant to the provisions hereof, to the performance by the Company of its covenants and other obligations hereunder, and to the following further conditions:

(a)           Effectiveness of Registration Statement.  The Registration Statement has become effective and at Closing Time no stop order suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or threatened by the Commission, and any request on the part of the Commission for additional information shall have been complied with to the reasonable satisfaction of counsel to the Underwriters.  A prospectus containing the Rule 430B Information shall have been filed with the Commission in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)) (or a post-effective amendment providing such information shall have been filed and declared effective in accordance with the requirements of Rule 430B).

(b)           Opinion of Counsel for Company.  At Closing Time, the Representative(s) shall have received the favorable opinion, dated as of Closing Time, of Sherman & Howard L.L.C., counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters and substantially as set forth in Exhibit A hereto and to such further effect as counsel to the Underwriters may reasonably request.

(c)           Opinion of Counsel for the Selling Shareholders.  At Closing Time, the Representative(s) shall have received the opinion, dated as of Closing Time, of Winston & Strawn LLP, counsel for the Selling Shareholders, in form and substance satisfactory to counsel for the Underwriters and substantially as set forth in Exhibit B hereto, together with signed or reproduced copies of such letter for each of the other Underwriters.

(d)           Opinion of Counsel for Underwriters.  At Closing Time, the Representative(s) shall have received the favorable opinion, dated as of Closing Time, of Sullivan & Cromwell LLP, counsel for the Underwriters, together with signed or reproduced copies of such letter for each of the other Underwriters, in form and substance satisfactory to the Representative(s), to the effect that:

(i)  The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Colorado.

(ii)  The Securities have been duly authorized and validly issued and are fully paid and non-assessable.

(iii)  This Agreement has been duly authorized, executed and delivered by the Company.

In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States, upon the opinions of counsel satisfactory to the Representative(s).  Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its Subsidiaries and certificates of public officials.

(e)           Officers’ Certificate.  At Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the preliminary prospectus, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Representative(s) shall have received a certificate of the Chief Executive Officer, President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company, dated as of Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of Closing Time, (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to Closing Time, and (iv) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been instituted or are pending or to their knowledge contemplated by the Commission.

(f)            Certificate of Selling Shareholders.  At Closing Time, the Representative(s) shall have received a certificate of each Selling Shareholder, dated as of Closing Time, to the  effect that (i) the representations and warranties of each Selling Shareholder contained in Section 1(b) hereof are true and correct in all respects with the same force and effect as though expressly made at and as of Closing Time and (ii) each Selling Shareholder has complied in all material respects with all agreements and all conditions on its part to be performed under this Agreement at or prior to Closing Time.

(g)           Accountant’s Comfort Letter.  At the time of the execution of this Agreement, the Representative(s) shall have received from Deloitte & Touche LLP a letter dated such date, in form and substance satisfactory to the Representative(s), together with signed or reproduced copies of such letter for each of the other Underwriters containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in the Registration Statement and the Prospectus.

(h)           Bring-down Comfort Letter.  At Closing Time, the Representative(s) shall have received from Deloitte & Touche LLP a letter, dated as of Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (g) of this Section, except that the specified date referred to shall be a date not more than three business days prior to Closing Time.

(i)            Approval of Listing.  The Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq Global Select Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Select Market, nor has the Company received any notification that the Commission or the Nasdaq Global Select Market is contemplating terminating such registration or listing.

(j)            No Objection.  The NASD shall have confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements.

(k)           Lock-up Agreements.  At the date of this Agreement, the Representative(s) shall have received an agreement substantially in the form of Exhibit C hereto signed by the persons listed on Schedule E hereto.

(l)            Delivery of Prospectus.  The Company shall have complied with the provisions hereof with respect to the furnishing of prospectuses, in electronic or printed format, on the New York business day next succeeding the date of this Agreement.

(m)          No Termination Event.  On or after the date hereof, there shall not have occurred any of the events, circumstances or occurrences set forth in Section 9(a).

(n)           Conditions to Purchase of Option Securities.  In the event that the Underwriters exercise their option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company and the Selling Shareholders contained herein and the statements in any certificates furnished by the Company, any Subsidiary of the Company and the Selling Shareholders pursuant hereto shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Representative(s) shall have received:

(i)  Officers’ Certificate.  A certificate, dated such Date of Delivery, of the Chief Executive Officer, President or a Vice President of the Company and of the chief financial or chief accounting officer of the Company confirming that the certificate delivered at the Closing Time pursuant to Section 5(e) hereof remains true and correct as of such Date of Delivery.

(ii)  Certificate of Selling Shareholders.  A certificate, dated such Date of Delivery, of each Selling Shareholder confirming that the certificate delivered at Closing Time pursuant to Section 5(f) remains true and correct as of such Date of Delivery.

(iii)  Opinion of Counsel for Company.  The opinion of Sherman & Howard L.L.C., counsel for the Company, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.

(iv)  Opinion of Counsel for the Selling Shareholders.  The opinion of Winston & Strawn LLP, counsel for the Selling Shareholders, in form and substance satisfactory to counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(c) hereof.

(v)  Opinion of Counsel for Underwriters.  The opinion of Sullivan & Cromwell LLP, counsel for the Underwriters, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(d) hereof.

(vi)  Bring-down Comfort Letter.  A letter from Deloitte & Touche LLP, in form and substance satisfactory to the Representative(s) and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Representative(s) pursuant to Section 5(g) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Date of Delivery.

(vii)  No Termination Event.  There shall not have occurred prior to the Date of Delivery any of the events, circumstances or occurrences set forth in Section 9(a).

(o)           Additional Documents.  At Closing Time and at each Date of Delivery counsel for the Underwriters shall have been furnished with such documents and opinions as they may reasonably require for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company and the Selling Shareholders in connection with the issuance and sale of the Securities as herein contemplated shall be reasonably satisfactory in form and substance to the Representative(s) and counsel for the Underwriters.

(p)           Termination of Agreement.  If any condition specified in this Section 5 shall not have been fulfilled when and as required to be fulfilled, this Agreement, or, in the case of any condition to the purchase of Option Securities on a Date of Delivery which is after the Closing Time, the obligations of the several Underwriters to purchase the relevant Option Securities, may be terminated by the Representative(s) by notice to the Company and the Selling Shareholders at any time at or prior to Closing Time or such Date of Delivery, as the case may be, and such  termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 6, 7 and 8 shall survive any such termination and remain in full force and effect.

SECTION 6.           Indemnification.

(a)           Indemnification of Underwriters.  The Company agrees to indemnify and hold harmless each Underwriter, its affiliates (as such term is defined in rule 501(b) under the 1933 Act) (“Affiliates”), its selling agents, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:

(i)  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in the Pre-Pricing Prospectus, any other preliminary prospectus, any Issuer-Represented Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)  against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 6(e) below) any such settlement is effected with the written consent of the Company; and

(iii)  against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative(s)), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;

provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representative(s) expressly for use in the Registration Statement (or any amendment thereto), including the Rule 430B Information, the Pre-Pricing

Prospectus or any other preliminary prospectus, any Issuer-Represented Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto); provided that the parties acknowledge and agree that the only written information that the Underwriters have furnished to the Company specifically for inclusion in the Registration Statement, the Pre-Pricing Prospectus, any other preliminary prospectus and Prospectus (or any amendment or supplement thereto) consists of the following information in the Prospectus furnished on behalf of each Underwriter: the second paragraph under the pricing table on the cover page of the Prospectus, the concession and reallowance figures appearing in the first paragraph under the caption “Underwriting — Commissions and Discounts”, the information contained under the caption “Underwriting — Price Stabilization, Short Positions and Penalty Bids”, and the information contained under the caption “Underwriting — Electronic Distribution”.

(b)           Indemnification of Underwriters by the Selling Shareholders.  Each Selling Shareholder, severally and not jointly, agrees to indemnify and hold harmless each Underwriter, its Affiliates and selling agents and each person, if any, who controls such Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against (i) any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including the Rule 430B Information, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of a material fact included in the Pre-Pricing Prospectus, any other preliminary prospectus, any Selling Shareholder Free Writing Prospectus or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission (provided that (subject to 6(e) below) any such settlement is effected with the written consent of such Selling Shareholder); and (iii) any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Representative(s)), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that such expense is not paid under clause (i) or (ii) above, but in the case of each of clauses (i), (ii) and (iii) as they relate to the Registration Statement, including the Rule 430B Information, the Pre-Pricing Prospectus, any other preliminary prospectus or the Prospectus (or any amendment or supplement thereto), only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in reliance upon and in conformity with information relating to such Selling Shareholder furnished to the Company in writing by such Selling Shareholder expressly for use therein. The aggregate liability of each Selling Shareholder under the indemnification agreements contained in this Section 6(b) and the contribution agreements contained in Section 7 shall be limited to an amount equal to the total net proceeds (before deducting expenses) received by such Selling Shareholder from the purchase of his or its Securities pursuant to this Agreement.

(c)           Indemnification of Company, Directors and Officers and Selling Shareholders.  Each Underwriter severally agrees to indemnify and hold harmless the Company, its directors, each of its officers who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, and each Selling Shareholder and each person, if any, who controls such Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section 6, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), including the Rule 430B Information, the Pre-Pricing Prospectus or any other preliminary prospectus, or any Issuer-Represented Free Writing Prospectus, the General Disclosure Package or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representative(s) expressly for use therein.

(d)           Actions against Parties; Notification.  Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement.  In the case of parties indemnified pursuant to Section 6(a) or 6(b) above, counsel to the indemnified parties shall be selected by the Representative(s), and, in the case of parties indemnified pursuant to Section 6(c) above, counsel to the indemnified parties shall be selected by the Company or the Selling Shareholders, as applicable.  If any such claim or action is brought against any indemnified party, and he or it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate, at his or its own expense in the defense of such action, and to the extent he or it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to the indemnified party; provided however, that counsel to the indemnifying party shall not (except with the written consent of the indemnified party) also be counsel to the indemnified party.In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.  No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 6 or Section 7 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(e)           Settlement Without Consent if Failure to Reimburse.  If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 6(a)(ii) or Section 6(b)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

(f)            Other Agreements with Respect to Indemnification.  The provisions of this Section 6 shall not affect any agreement among the Company and the Selling Shareholders with respect to indemnification.

SECTION 7.           Contribution.  If the indemnification provided for in Section 6 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Shareholders on the one hand and the Underwriters on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Shareholders on the one hand and of the Underwriters on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

The relative benefits received by the Company and the Selling Shareholders on the one hand and the Underwriters on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Selling Shareholders, on the one hand, and the total underwriting discount and commissions received by the Underwriters, on the other hand, in each case as set forth on the cover of the Prospectus.

The relative fault of the Company and the Selling Shareholders, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Selling Shareholders or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company, the Selling Shareholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 7.  The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 7 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

Notwithstanding the provisions of this Section 7, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of any such untrue or alleged untrue statement or omission or alleged omission.

The aggregate liability of each Selling Shareholder under the contribution agreements contained in this Section 7 and the indemnification agreements contained in Section 6(b) shall be limited to an amount equal to the total net proceeds  (before deducting expenses) received by such Selling Shareholder from the purchase of his or its Securities pursuant to this Agreement.

No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

For purposes of this Section 7, each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and each Underwriter’s Affiliates and selling agents shall have the same rights to contribution as such Underwriter, and each director of the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company or any Selling Shareholder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company or such Selling Shareholder, as the case may be.  The Underwriters’ respective obligations to contribute pursuant to this Section 7 are several in proportion to the number of Initial Securities set forth opposite their respective names in Schedule A hereto and not joint.

The provisions of this Section 7 shall not affect any agreement among the Company and the Selling Shareholders with respect to contribution.

SECTION 8.           Representations, Warranties and Agreements to Survive Delivery.  All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its Subsidiaries or the Selling Shareholders submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Underwriter or its Affiliates or selling agents, any person controlling any Underwriter, its officers or directors, or by or on behalf of the Company or the Selling Shareholders, and (ii) delivery of and payment for the Securities.

SECTION 9.           Termination of Agreement.

(a)           Termination; General.  The Representative(s) may terminate this Agreement, by notice to the Company and the Selling Shareholders, at any time at or prior to Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the preliminary prospectus, the General Disclosure Package or the Prospectus, any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its Subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, including without limitation as a result of terrorist activities, in each case the effect of which is such as to make it, in the judgment of the Representative(s), impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq Global Select Market, or if trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal, New York, Colorado or Arizona authorities.

(b)           Liabilities.  If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 6, 7 and 8 shall survive such termination and remain in full force and effect.

SECTION 10.         Default by One or More of the Underwriters.  If one or more of the Underwriters shall fail at Closing Time or a Date of Delivery to purchase the Securities which it or they are obligated to purchase under this Agreement (the “Defaulted Securities”), the Representative(s) shall have the right, within 24 hours thereafter, to make arrangements for one or more of the non-defaulting Underwriters, or any other underwriters, to purchase all, but not less than all, of the Defaulted Securities in such amounts as may be agreed upon and upon the terms herein set forth; if, however, the Representative(s) shall not have completed such arrangements within such 24-hour period, then:

(a)           if the number of Defaulted Securities does not exceed 10% of the number of Securities to be purchased on such date, each of the non-defaulting Underwriters shall be obligated,

severally and not jointly, to purchase the full amount thereof in the proportions that their respective underwriting obligations hereunder bear to the underwriting obligations of all non-defaulting Underwriters, or

(b)           if the number of Defaulted Securities exceeds 10% of the number of Securities to be purchased on such date, this Agreement or, with respect to any Date of Delivery which occurs after the Closing Time, the obligation of the Underwriters to purchase and of the Company to sell the Option Securities to be purchased and sold on such Date of Delivery shall terminate without liability on the part of any non-defaulting Underwriter.

No action taken pursuant to this Section 10 shall relieve any defaulting Underwriter from liability in respect of its default.

In the event of any such default which does not result in a termination of this Agreement or, in the case of a Date of Delivery which is after the Closing Time, which does not result in a termination of the obligation of the Underwriters to purchase and the Company to sell the relevant Option Securities, as the case may be, either (i) the Representative(s) or (ii) the Company and any Selling Shareholder shall have the right to postpone Closing Time or the relevant Date of Delivery, as the case may be, for a period not exceeding seven days in order to effect any required changes in the Registration Statement or Prospectus or in any other documents or arrangements.  As used herein, the term “Underwriter” includes any person substituted for an Underwriter under this Section 10.

SECTION 11.         Default by one or more of the Selling Shareholders or the Company.  (a) If a Selling Shareholder shall fail at Closing Time or at a Date of Delivery to sell and deliver the number of Securities which such Selling Shareholder is obligated to sell hereunder, and the remaining Selling Shareholders do not exercise the right hereby grantedto increase, pro rata or otherwise, the number of Securities to be sold by them hereunder to the total number to be sold by all Selling Shareholders as set forth in Schedule B hereto, then the Underwriters may, at option of the Representative(s), by notice from the Representative(s) to the Company and the non-defaulting Selling Shareholders, either (a) terminate this Agreement without any liability on the fault of any non-defaulting party except that the provisions of Sections 1, 4, 6, 7 and 8 shall remain in full force and effect or (b) elect to purchase the Securities which the non-defaulting Selling Shareholders and the Company have agreed to sell hereunder.  No action taken pursuant to this Section 11 shall relieve such Selling Shareholder from liability, if any, in respect of such default.

In the event of a default by such Selling Shareholder as referred to in this Section 11, each of the Representative(s), the Company and the non-defaulting Selling Shareholders shall have the right to postpone Closing Time or a Date of Delivery for a period not exceeding seven days in order to effect any required change in the Registration Statement or Prospectus or in any other documents or arrangements.

(b)           If the Company shall fail at Closing Time or at a Date of Delivery to sell the number of Securities that it is obligated to sell hereunder, then this Agreement shall terminate without any liability on the part of any nondefaulting party; provided, however, that the provisions of Sections 1, 4, 6, 7 and 8 shall remain in full force and effect.  No action taken pursuant to this Section shall relieve the Company from liability, if any, in respect of such default.

SECTION 12.         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication.  Notices to the Underwriters shall be directed to the Representative(s) at Keefe, Bruyette & Woods, Inc., 787 Seventh Avenue, 4th Floor, New York, New York 10019, attention of Equity Syndicate, facsimile (212) 582-1592; notices to the Company shall be directed to it at 821 Seventeenth Street, Denver, Colorado 80202, attention of Lyne Andrich, facsimile (720) 264-1958; and notices to the Selling Shareholders shall be directed to Steven Bangert, c/o CoBiz Inc., 821 Seventeenth Street, Denver, Colorado 80202, facsimile: (303) 244-9700, with a copy to Matthew F. Bergmann, Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, facsimile  (312) 558-5700.

SECTION 13.         Parties.  This Agreement shall each inure to the benefit of and be binding upon the Underwriters, the Company and the Selling Shareholders and their respective successors.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Underwriters, the Company and the Selling Shareholders and their respective successors and the controlling persons and officers and directors referred to in Sections 6 and 7 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.  This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Underwriters, the Company and the Selling Shareholders and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation.  No purchaser of Securities from any Underwriter shall be deemed to be a successor by reason merely of such purchase.

SECTION 14.         No Fiduciaries.  The Company and each Selling Shareholder acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the public offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Selling Shareholders, on the one hand, and the several Underwriters, on the other hand, (ii) in connection with the offering contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Company, any Selling Shareholder, or their respective shareholders, creditors, employees or any other third party, (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or any Selling Shareholder with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company or any such Selling Shareholder on other matters) and no Underwriter has any obligation to the Company or any Selling Shareholder with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (iv) the Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company or any Selling Shareholder, and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and each of the Company and the Selling Shareholders has consulted his or its own legal, accounting, regulatory and tax advisors to the extent he or it deemed appropriate.

SECTION 15.         GOVERNING LAW AND TIME.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.

SECTION 16.         General Provisions.  This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each one of which shall be an original, but all of which together shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement by the parties hereto and may be used in lieu of the original signature pages to this Agreement for all purposes.  This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company and the Attorney-in-Fact for the Selling Shareholders a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among the Underwriters, the Company and the Selling Shareholders in accordance with its terms.

Very truly yours,

COBIZ INC.

		By:	/s/ LYNE ANDRICH
Name: Lyne Andrich
Title: EVP & CFO

THE SELLING SHAREHOLDERS
named in Schedule B hereto, acting separately

		By:	/s/ STEVEN BANGERT
Name: Steven Bangert
As Attorney-in-Fact acting on behalf of the Selling Shareholders named in Schedule B hereto

CONFIRMED AND ACCEPTED,
as of the date first above written:

KEEFE BRUYETTE & WOODS, INC.
RBC CAPITAL MARKETS CORPORATION
STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:	KEEFE BRUYETTE & WOODS, INC.

By:	/s/ JEFFREY D. EVANS
Authorized Signatory

For themselves and as Representative(s) of the other Underwriters named in Schedule A hereto.

SCHEDULE A

Name of Underwriter	Number of Initial Securities

KEEFE BRUYETTE & WOODS, INC.	1,774,050

RBC CAPITAL MARKETS CORPORATION	887,025

STIFEL, NICOLAUS & COMPANY, INCORPORATED	295,675

Total	2,956,750

Schedule A - 1

SCHEDULE B

Company/Selling Shareholder	Number of Initial Securities to Be Sold	Maximum Number of Option Securities to Be Sold
CoBiz Inc.	975,000	0
Steven Bangert	180,205	119,795
Estate of Howard R. Ross	741,057	203,923
Noel N. Rothman	180,205	119,794
Hawthorne Colorado, Inc.	685,687	0
Remount Capital, LLC	194,596	0
Total:	2,956,750	443,512

Schedule B - 1

SCHEDULE C

Issuer-Represented General Free Writing Prospectus

None

Schedule C - 1

SCHEDULE D

COBIZ INC.
2,956,750 Shares of Common Stock
(Par Value $.01 Per Share)

1.             The initial public offering price per share for the Securities, determined as provided in said Section 2, shall be $20.90.

2.             The purchase price per share for the Securities to be paid by the several Underwriters shall be $19.7505, being an amount equal to the initial public offering price set forth above less $1.1495 per share.

Schedule D - 1

SCHEDULE E

Lyne B. Andrich

Steven Bangert

Michael B. Burgamy

Jerry W. Chapman

Richard J. Dalton

Morgan Gust

Thomas M. Longust

Jonathan C. Lorenz

Evan Makovsky

Harold F. Mosanko

Robert B. Ostertag

Noel N. Rothman

Timothy J. Travis

Mary Beth Vitale

Mary M. White

Hawthorne Colorado, Inc.

Remount Capital, LLC

Estate of Howard R. Ross

Schedule E - 1

SCHEDULE F

•                  CoBiz Bank, N.A., a national banking association, doing business as Colorado Business Bank and Arizona Business Bank.

•                  Colorado Business Leasing, Inc., a Colorado corporation.

•                  Financial Designs, Ltd., a Colorado corporation.

•                  CoBiz Insurance, Inc., a Colorado corporation.

•                  CoBiz GMB, Inc., a Colorado corporation which is wholly owned by CoBiz Inc. and which is the sole general partner of Green Manning & Bunch, Ltd.

•                  Green Manning & Bunch, Ltd., a Colorado limited partnership.

•                  Newco Subsidiary LLC, a Colorado limited liability company which is the sole limited partner of Green Manning & Bunch, Ltd.

•                  CoBiz ACMG, Inc., a Colorado corporation which is owned 100% by CoBiz Inc. and which is the sole owner of Alexander Capital Management Group, LLC.

•                  Alexander Capital Management Group, LLC, a Colorado limited liability company.

Schedule F - 1